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                                                                    Exhibit 23.3





The Board of Directors
Sovereign Bancorp, Inc.



We consent to the incorporation by reference in the Registration Statement, on Form S-3 and in connection with the Current Report on Form 8-K, of Sovereign Bancorp, Inc. of our report dated June 15, 1998, relating to the consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries as of February 27, 1998, and March 31, 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the eleven month period ended February 27, 1998 and for the year ended March 31, 1997.


/s/ KPMG LLP
--------------------------

Philadelphia, Pennsylvania
March 16, 1999